Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Summit Midstream Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(1)	1,926,281	(2)	$34.77	(1)	$66,976,791	$0.00014760	$9,886
Total Offering Amounts							$66,976,791		$9,886
Total Fee Offsets									N/A
Net Fee Due									$9,886

(1)	Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”); this price is equal to the average of the high and low prices of the common stock, par value $0.01 per share (“Common Stock”), of Summit Midstream Corporation as reported on the New York Stock Exchange on August 16, 2024.

(2)	Represents Common Stock issuable in respect of awards granted under the Summit Midstream Corporation 2024 Long-Term Incentive Plan (as amended from time to time, the “Plan”). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of outstanding Common Stock.